SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 6, 2006

FRANKLIN CREDIT MANAGEMENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-17771	75-2243266
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

101 Hudson Street New Jersey, New Jersey (Address of principal executive offices)	07302 (Zip code)

Registrant’s telephone number, including area code: (201) 604-4402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Franklin Credit Management Corporation (the “Company”) recently entered into interest rate cap agreements to hedge portions of its interest-rate sensitive term debt against future increases in short-term interest rates.

On August 29, 2006, the Company entered into a rate cap transaction agreement with LaSalle Bank NA pursuant to which the Company purchased a $300 million (notional amount) one-month LIBOR cap with a strike price of 5.75%. On August 30, 2006, the Company entered into a similar rate cap transaction agreement with HBOS Treasury Services plc pursuant to which the Company purchased a $500 million (notional amount) one-month LIBOR cap with a strike price of 6.0%. Each of LaSalle and BOS (USA) Inc., an affiliate of Bank of Scotland, participate in certain of our existing credit facilities with Sky Bank, and BOS is also our lender under a Master Credit and Security Agreement with Tribeca Lending Corp., our wholly-owned subsidiary. Both rate cap transaction agreements are non-amortizing and will be in effect for one year, and the cap resets match the interest rate resets on the Company’s term debt. These caps will limit the Company’s exposure to increased borrowing costs on $300 million of its term debt should the 30-day LIBOR rate exceed 5.75%, and on a total of $800 million of its term debt should such rate exceed 6.0%.

On September 6, 2006, the Company issued a press release announcing its entry into these agreements. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated in this Item 8.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated September 6, 2006, entitled “Franklin Credit Announces Hedge Agreements.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            FRANKLIN CREDIT MANAGEMENT CORPORATION

            By:  /s/ Paul D. Colasono
        Name: Paul D. Colasono
        Title:   Chief Financial Officer and
            Executive Vice President

Date: September 6, 2006